EXHIBIT 16.1

May 23, 2012

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Rayonier, Inc.'s Form 8-K dated May 23, 2012, and have the following comments:

1.	We agree with the statements made in the third and fourth paragraphs for which we have a basis on which to comment on, and we agree with, the disclosures.

2.	We have no basis on which to agree or disagree with the statements made in the first, second, fifth and sixth paragraphs for which we have no basis on which to comment.

Yours truly,

/s/ Deloitte & Touche LLP